CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No.  48 to the Registration Statement (Form N-1A Nos. 333-26513 and 811-08211) of our reports dated May 23, 2019 on the financial statements and financial highlights of Dreyfus Institutional Preferred Money Market Fund and Dreyfus Institutional Preferred Government Plus Money Market Fund (two of the funds constituting Dreyfus Institutional Preferred Money Market Funds) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended March 31, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

July 25, 2019